Registration Nos. 333-45051
                                                                       33-59545
                                                                       33-56084


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                       SECURITIES AND EXCHANGE COMMISSION

                              ____________________

                         POST EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-8

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                              ____________________


                        Constellation Energy Group, Inc.
             (Exact name of registrant as specified in its charter)


                                    Maryland
                            (State of Incorporation)

                                   52-1964611
                      (I.R.S. Employer Identification No.)


                         David A. Brune, Vice President
               39 West Lexington Street, Baltimore, Maryland 21201
                                 (410) 234-5511
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

                              ____________________


       Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement also serves as a post-effective amendment to the Registrant's Registration Statements on Form S-8 (Registration Nos. 33-59545 and 33-56084).



                              ____________________




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                                EXPLANATORY NOTE

This Post Effective Amendment No. 1 relates to the issuance of shares of common stock, no par value, pursuant to

1) The Constellation Energy Group, Inc. 1995 Long-term Incentive Plan, which were originally registered on Form S-8 by Baltimore Gas and Electric Company; (File No. 33-59545).

2) The Constellation Energy Group, Inc. Manager Long-term Incentive Plan, which were originally registered on Form S-8 by Baltimore Gas and Electric Company (File No. 333-45051).

This Post-Effective Amendment No. 1 also relates to the issuance of plan participations pursuant to the Constellation Energy Group, Inc. Employee Savings Plan, which were originally registered on Form S-8 by Baltimore Gas and Electric Company; (File No. 33-56804).

Constellation Energy Group, Inc. will succeed Baltimore Gas and Electric Company as registrant of various effective registration statements filed with the Securities and Exchange Commission. The registration fees in respect of the common stock were paid at the time of the original filings of the Registration Statements on Form S-8 by Baltimore Gas and Electric Company.




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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS



The Document(s) containing information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") has been or will be sent or given to participants in the Plans as specified in Rule 428(b)(1) under the Securities Act of 1933 (Securities Act). Such document(s) are not being filed with the Securities and Exchange Commission (SEC) but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to
Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.



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                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 3.  Incorporation of Documents by Reference


         Constellation Energy will file annual quarterly and current reports, proxy statements and other information with the SEC. Prior to Constellation Energy becoming Baltimore Gas and Electric Company's (BGE) holding company, reports were filed by BGE under the name "Baltimore Gas and Electric Company."

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares under the 1995 Long-term Incentive Plan and the Manager Long-term Incentive Plan and all participations in the Employee Savings Plan have been issued:

-    BGE's  Annual  Report on Form 10-K for the year ended  December  31,  1998;

-    Constellation Energy's Current Report on Form 8-K dated April 30, 1999;

- Description of the Common Stock under the caption "Proposal No.1 Approval of the Share Exchange and Formation of the Holding Company-Capital Stock" in the Proxy Statement and Prospectus contained in Constellation Energy's Registration Statement on Form S-4 (Reg. No. 33-64799).

A copy of any and all of the information included in documents (but not exhibits thereto except if exhibits have been incorporated in such documents) that have been incorporated by reference in this Prospectus but which are not delivered with this Prospectus will be provided by Constellation Energy Group, Inc. without charge to any person to whom this Prospectus is delivered, upon the oral or written request of such person. Such request should be directed to Constellation Energy Group, Inc., 39 West Lexington Street Baltimore, Maryland 21201.

Item 4.  Description of Securities

Not applicable.


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Item 5.  Experts

Not applicable.


Item 6.  Indemnification of Directors and Officers

         The following description of indemnification allowed under Maryland statutory law is a summary rather than a complete description. Reference is made to Section 2-418 of the Corporations and Associations Article of the Maryland Annotated Code, which is incorporated herein by reference, and the following summary is qualified in its entirety by such reference.

         By a Maryland statute, a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan ("Director"). Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with the Proceeding unless it is proven that (a) the act or omission of the Director was material to the matter giving rise to the Proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the Director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal action or proceeding, the Director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any Director in connection with a Proceeding by or in the right of the corporation if the Director has been adjudged to be liable to the corporation. A Director or officer who has been successful in the defense of any Proceeding described above shall be indemnified against reasonable expenses incurred in connection with the Proceeding. The corporation may not indemnify a Director in respect of any Proceeding charging improper personal benefits to the Director in which the Director was adjudged to be liable on the basis that personal benefit was improperly received. Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the Director or officer, may order indemnification if it determines that in

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view of all the  relevant  circumstances,  the Director or officer is fairly and reasonably entitled to indemnification; however, indemnification with respect to any Proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a Director under certain circumstances, including a written undertaking by or on behalf of such Director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

         A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify Directors under the statute.

         The indemnification and advancement of expenses provided or authorized by this statute may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

         A corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer, whether or not the corporation would have the power to indemnify a Director or officer against liability under the provision of this section of Maryland law. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

                  Article Eight of the Company's Charter reads as follows:

     "(a) (i) The Corporation shall indemnify

     (A) its Directors and Officers, whether serving the corporation or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland, now or hereafter in force, including the advance of expenses, under the procedures and to the full extent permitted by law, and

     (B) other employees and agents, to such extent as shall be authorized by the Board of Directors or the Corporation's by-laws and be permitted by law.

     (ii) The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

     (iii) The Board of Directors may take such action as is necessary to carry out these indemnification provisions

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and is expressly  empowered  to adopt,  approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

     (b) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no Director or Officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to Directors and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal."


     Article V of the Company's By-Laws reads as follows:

     "The Corporation shall indemnify all Directors, Officers and employees to the fullest extent permitted by the general laws of the State of Maryland and shall provide indemnification expenses in advance to the extent permitted thereby. The Corporation will follow the procedures required by applicable law in determining persons eligible for indemnification and in making indemnification payments and advances.

     The Indemnification and advance of expenses provided by the Charter and these by-laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested Directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the corporation, shall continue in respect of all events occurring while a person was a Director or Officer after such person has ceased to be a Director or Officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such persons. All rights to indemnification and advance of expenses under the Charter of the Corporation and hereunder shall be deemed to be a contract between the corporation and each Director or Officer of the Corporation who serves or served in such capacity at any time while this by-law is in effect. Nothing herein shall prevent the amendment of this by-law, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or

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as to claims made after its adoption in respect of events  occurring  before its adoption. Any repeal or modification of this by-law shall not in any way diminish any rights to indemnification or advance of expenses of such Director or Officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this by-law or any provision hereof is in force."

         The Directors and officers of the Company are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933. The premium for this insurance is paid by the Company.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

     Reference  is  made  to  the  Exhibit   Index  filed  as  a  part  of  this
Post-Effective Amendment No. 1 to the Registration Statement.


Item 9.  Undertakings

(a)       The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of


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          Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling

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person in connection with the securities being registered,  the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Constellation Energy Group, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 29th day of April, 1999.

                                            CONSTELLATION ENERGY GROUP, INC.
                                            (Registrant)


                                    By:                /s/ David A. Brune
                                                         David A. Brune
                                                         Vice President

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                   Title                     Date

Principal executive
officer and director:


/s/Charles W. Shivery           Chairman of the           April 29, 1999
   Charles W. Shivery           Board and Director


Principal financial and
accounting officer:


/s/ David A. Brune              Vice President,           April 29, 1999
    David A. Brune              Secretary and
                                Director



/s/ Thomas E. Ruszin, Jr.       Treasurer,
    Thomas E. Ruszin, Jr.       Secretary and             April 29, 1999
                                Director


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EXHIBIT INDEX


Exhibit
Number


 4(a)* - Amended and Restated Articles of Incorporation of the Registrant (Incorporated by reference to Appendix B to the Proxy
          Statement and Prospectus in Part I of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of the Registrant (Reg. No. 33-64799)).


 4(b)* - By-Laws of the Registrant (Incorporated by reference to Appendix C to the Proxy Statement and Prospectus in Part I of Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of the Registrant (Reg. No. 33-64799)).

4(c)*  -  Form of Common  Stock  Certificate.  (Designated  as Exhibit 4(c) to
          Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 filed March 25, 1999, File Nos. 333-59601 and 33-57658.)

5      -  Opinion of Company Counsel as to legality.

23(a)  -  Consent  of  PricewaterhouseCoopers  LLP,  Independent  Certified
          Public Accountants.

23(b)  -  Consent of Company (included in Exhibit 5).


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       *  Incorporated by reference.

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